Walmart Reports First Quarter Results

•Strong revenue growth of 6.0% with operating income growing faster at 9.6%; adjusted operating income up 13.7%[1]
•eCommerce up 21% globally, led by store-fulfilled pickup & delivery and marketplace
•GAAP EPS of $0.63; Adjusted EPS of $0.60[1]
•Company issues guidance for Q2; updates outlook for FY25

BENTONVILLE, Ark., May 16, 2024 – Walmart Inc. (NYSE: WMT) announces first quarter results with strong growth in revenue and operating income. Globally, eCommerce penetration is higher across all markets led by store-fulfilled pickup & delivery and marketplace. Walmart U.S. comp sales up 3.8%[2]. Looking ahead, the Company issues guidance for the second quarter and expects net sales to increase 3.5% to 4.5% and operating income to grow 3.0% to 4.5%, in constant currency (“cc”)[1]. The Company now expects to be at the high-end or slightly above its previous guidance (cc) for net sales growth of 3.0% to 4.0% and operating income growth of 4.0% to 6.0% for FY25.

“

Our team delivered a great quarter. Around the world our goal is simple - we’re focused on saving our customers both money and time. It’s inspiring to see how our associates are simultaneously executing the fundamentals and innovating to make shopping with us more enjoyable and convenient. We’re people-led and tech-powered, and that combination is propelling our business.”

Doug McMillon
President and CEO, Walmart

First Quarter Highlights

•Consolidated revenue of $161.5 billion, up 6.0%, or 5.8% (cc)[1], including a benefit of ~1% from an additional selling day
•Consolidated gross margin rate up 42bps due to improvements across segments, led by Walmart U.S.
•Consolidated operating income up $0.6 billion, or 9.6%; adjusted operating income up 13.7%[1] , due to higher gross margins and growth in membership income
•Global eCommerce sales grew 21%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] grew 24%, including 26% for Walmart Connect in the U.S.
•Adjusted EPS[1] of $0.60 excludes the effect, net of tax, from a net gain of $0.05 on equity and other investments and business reorganization charges of $0.02
•Global inventory down 2.7%, including a decrease of 4.2% for Walmart U.S.; in-stock levels healthy

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended April 26th, 2024 compared to the 13-week period ended April 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues
+6.0%
$152.3
$161.5
FY'24 Q1
FY'25 Q1

Gross profit rate
+42bps
23.7%
24.1%
FY'24 Q1
FY'25 Q1

Operating income
+9.6%
$6.2
$6.8
+13.7%
$6.2
$7.1
FY'24 Q1
FY'25 Q1
Reported
FY'24 Q1
FY'25 Q1
Adjusted2

Earnings per share (EPS)1
+200.0%
$0.21
$0.63
+22.4%
$0.49
$0.60
FY'24 Q1
FY'25 Q1
Reported
FY'24 Q1
FY'25 Q1
Adjusted2

Balance Sheet and Liquidity

•Cash and cash equivalents of $9.4 billion
•Total debt of $50.1 billion[3]
•Operating cash flow of $4.2 billion, a decrease of $0.4 billion
•Free cash flow of negative $0.4 billion[2], a decrease of $0.6 billion
•Repurchased 18.0 million shares[4], or $1.1 billion
•Inventory of $55.4 billion, a decrease of $1.6 billion
[1]Comparison period per-share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
[2]See additional information at the end of this release regarding non-GAAP financial measures.
[3]Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[4]$15.5 billion remaining of $20 billion authorization approved in November 2022.

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’25Q1	FY’24Q1	Change
Net sales	$108.7	$103.9	$4.8	4.6%
Comp sales (ex. fuel)[2]	3.8%	7.4%	NP	NP
Transactions	3.8%	2.9%	NP	NP
Average Ticket	flat	4.4%	NP	NP
eCommerce contribution to comp	~280 bps	~270 bps	NP	NP
Operating income	$5.3	$5.0	$0.3	7.0%
Adjusted operating income[1]	$5.5	$5.0	$0.5	9.6%

Walmart U.S.
•Sales reflected strength in transaction counts and unit volumes; like-for-like inflation slightly positive
•Value-convenience proposition is resonating; share gains primarily driven by upper-income households
•Growth in eCommerce of 22%, led by store-fulfilled pickup & delivery and marketplace
•Walmart Connect advertising sales grew 26%; strong growth in advertiser counts, including marketplace sellers
•Gross profit rate increased 46 bps; membership income increased; operating expense deleveraged 48 bps
•Inventory declined 4.2% with sustained strong sales and higher in-stock levels

Walmart International	FY’25Q1	FY’24Q1	Change
Net sales	$29.8	$26.6	$3.2	12.1%
Net sales cc1	$29.4	$26.6	$2.8	10.7%
Operating income	$1.5	$1.2	$0.4	31.7%
Operating income cc1	$1.5	$1.2	$0.3	27.2%

Walmart International
•Growth in net sales cc1 of 10.7% led by Walmex, China and Flipkart
•eCommerce sales up 19%, led by store fulfilled pickup & delivery and marketplace. Penetration up across markets
•Advertising business3 grew 27%, led by Flipkart and Walmex
•Strength in food and consumables as well as improved growth in general merchandise
•Gross profit rate increased 32bps due to improved eCommerce margins and growth in higher-margin services
•Operating income cc1 up 27.2% with strength across markets and benefiting from lower losses in eCommerce

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended April 26th, 2024 compared to the 13-week period ended April 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’25Q1	FY’24Q1	Change
Net sales	$21.4	$20.5	$0.9	4.6%
Net sales (ex. fuel)	$18.7	$17.8	$0.9	5.3%
Comp sales (ex. fuel)[1]	4.4%	7.0%	NP	NP
Transactions	5.4%	2.9%	NP	NP
Average Ticket	-1.0%	4.0%	NP	NP
eCommerce contribution to comp	~180 bps	~160 bps	NP	NP
Operating income	$0.6	$0.5	$0.2	34.3%

Sam’s Club U.S.
•Solid comp sales, led by food and consumables as well as increases in transactions and unit volumes
•Gained dollar and unit market share in grocery
•Growth in eCommerce sales of 18% led by club-fulfilled curbside and delivery
•Strong growth in membership income, up 13.3%, with record total membership and Plus penetration at quarter end
•Gross profit rate increased 58 bps; operating expense deleverage 17 bps
•Inventory declined 4.9% with sustained strong sales and higher in-stock levels

1 Comp sales for the 13-week period ended April 26th, 2024 compared to the 13-week period ended April 28th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

Guidance

The following guidance reflects the Company’s expectations for the second quarter and fiscal year 2025 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. Additionally, the Company’s guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally. The Company’s fiscal year guidance is based on the following FY24 figures: Net sales: $642.6 billion, adjusted operating income[1]: $27.1 billion, and adjusted EPS[1]: $2.22.

A

Second Quarter

Metric	Q2
Consolidated net sales (cc)	Increase 3.5% to 4.5%
Consolidated operating income (cc)	Increase 3.0% to 4.5%
Adjusted EPS	$0.62 to $0.65

Fiscal Year 2025

Metric	FY 2025 (updated)	FY 2025 (original)
Consolidated net sales (cc)	High-end or slightly above original guidance	Increase 3.0% to 4.0%
Consolidated adj. operating income (cc)	High-end or slightly above original guidance	Increase 4.0% to 6.0%
Interest, net	Unchanged from original guidance	Increase approximately $100M to $200M
Effective tax rate	Unchanged from original guidance	Approximately 25.0% to 26.0%
Non-controlling interest	Unchanged from original guidance	Relatively flat
Adjusted EPS	High-end or slightly above original guidance	$2.23 to $2.37
Capital expenditures	Unchanged from original guidance	Approximately 3.0% to 3.5% of net sales
[1] For relevant reconciliations, see Q4 FY24 earnings release furnished on Form 8-K on February 20, 2024. cc - constant currency

FRUTAS Y VERDURAS
LÁCTEOS
PRECIO BODEGA
SANDIA ROJA
$13.90
PRECIO BODEGA
3=$30
PRECIO BODEGA
$10
PRECIO BODEGA
$39.90
PRECIO BODEGA
$7

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2025, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics (such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2024	2023	Percent Change
Revenues:
Net sales	$159,938	$151,004	5.9%
Membership and other income	1,570	1,297	21.0%
Total revenues	161,508	152,301	6.0%
Costs and expenses:
Cost of sales	121,431	115,284	5.3%
Operating, selling, general and administrative expenses	33,236	30,777	8.0%
Operating income	6,841	6,240	9.6%
Interest:
Debt	597	568	5.1%
Finance lease obligations	117	96	21.9%
Interest income	(114)	(107)	6.5%
Interest, net	600	557	7.7%
Other (gains) and losses	(794)	2,995	NM
Income before income taxes	7,035	2,688	161.7%
Provision for income taxes	1,728	792	118.2%
Consolidated net income	5,307	1,896	179.9%
Consolidated net income attributable to noncontrolling interest	(203)	(223)	(9.0)%
Consolidated net income attributable to Walmart	$5,104	$1,673	205.1%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.63	$0.21	200.0%
Diluted net income per common share attributable to Walmart	$0.63	$0.21	200.0%

Weighted-average common shares outstanding:
Basic	8,053	8,082
Diluted	8,084	8,112

Dividends declared per common share	$0.83	$0.76

NM = Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$9,405	$9,867	$10,575
Receivables, net	9,075	8,796	7,647
Inventories	55,382	54,892	56,932
Prepaid expenses and other	3,290	3,322	3,357
Total current assets	77,152	76,877	78,511

Property and equipment, net	111,498	110,810	102,335
Operating lease right-of-use assets	13,562	13,673	13,679
Finance lease right-of-use assets, net	6,285	5,855	5,124
Goodwill	27,999	28,113	28,306
Other long-term assets	17,558	17,071	17,098
Total assets	$254,054	$252,399	$245,053

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$5,457	$878	$1,711
Accounts payable	56,071	56,812	54,268
Dividends payable	5,013	—	4,602
Accrued liabilities	24,092	28,759	27,527
Accrued income taxes	1,276	307	1,325
Long-term debt due within one year	1,865	3,447	3,975
Operating lease obligations due within one year	1,482	1,487	1,490
Finance lease obligations due within one year	844	725	607
Total current liabilities	96,100	92,415	95,505

Long-term debt	35,928	36,132	38,120
Long-term operating lease obligations	12,840	12,943	12,925
Long-term finance lease obligations	6,047	5,709	5,039
Deferred income taxes and other	14,849	14,629	13,999

Commitments and contingencies

Redeemable noncontrolling interest	217	222	234

Equity:
Common stock	805	805	808
Capital in excess of par value	4,625	4,544	4,709
Retained earnings	87,230	89,814	78,035
Accumulated other comprehensive loss	(11,367)	(11,302)	(11,147)
Total Walmart shareholders’ equity	81,293	83,861	72,405
Nonredeemable noncontrolling interest	6,780	6,488	6,826
Total equity	88,073	90,349	79,231
Total liabilities, redeemable noncontrolling interest, and equity	$254,054	$252,399	$245,053

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2024	2023
Cash flows from operating activities:
Consolidated net income	$5,307	$1,896
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	3,128	2,845
Investment (gains) and losses, net	(639)	3,062
Deferred income taxes	102	(725)
Other operating activities	507	249
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(154)	376
Inventories	(529)	(154)
Accounts payable	213	971
Accrued liabilities	(4,649)	(4,447)
Accrued income taxes	963	560
Net cash provided by operating activities	4,249	4,633

Cash flows from investing activities:
Payments for property and equipment	(4,676)	(4,429)
Proceeds from the disposal of property and equipment	72	47
Proceeds from disposal of certain operations	—	48
Other investing activities	195	(526)
Net cash used in investing activities	(4,409)	(4,860)

Cash flows from financing activities:
Net change in short-term borrowings	4,585	1,343
Proceeds from issuance of long-term debt	—	4,967
Repayments of long-term debt	(1,574)	(1,784)
Dividends paid	(1,671)	(1,538)
Purchase of Company stock	(1,059)	(686)
Dividends paid to noncontrolling interest	—	—
Sale of subsidiary stock	15	483
Other financing activities	(617)	(845)
Net cash provided by (used in) financing activities	(321)	1,940

Effect of exchange rates on cash, cash equivalents and restricted cash	6	154

Net increase (decrease) in cash, cash equivalents and restricted cash	(475)	1,867
Cash, cash equivalents and restricted cash at beginning of year	9,935	8,841
Cash, cash equivalents and restricted cash at end of period	$9,460	$10,708

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2024	2023	Percent Change	2024	2023	Percent Change
Walmart U.S.	$108,670	$103,901	4.6%	$5,332	$4,984	7.0%
Walmart International	29,833	26,604	12.1%	1,533	1,164	31.7%
Sam’s Club	21,435	20,499	4.6%	615	458	34.3%
Corporate and support	—	—	—	(639)	(366)	74.6%
Consolidated	$159,938	$151,004	5.9%	$6,841	$6,240	9.6%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/26/2024	4/28/2023	4/26/2024	4/28/2023	4/26/2024	4/28/2023
Walmart U.S.	3.8%	7.2%	3.8%	7.4%	0.0%	-0.2%
Sam’s Club	3.5%	4.2%	4.4%	7.0%	-0.9%	-2.8%
Total U.S.	3.8%	6.7%	3.9%	7.3%	-0.1%	-0.6%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2024.

	Three Months Ended April 30, 2024
	Walmart International		Consolidated
(Dollars in millions)	2024	Percent Change[1]	2024	Percent Change[1]
Total revenues:
As reported	$30,217	12.1%	$161,508	6.0%
Currency exchange rate fluctuations	(386)	N/A	(386)	N/A
Total revenues (cc)	$29,831	10.7%	$161,122	5.8%

Net sales:
As reported	$29,833	12.1%	$159,938	5.9%
Currency exchange rate fluctuations	(385)	N/A	(385)	N/A
Net sales (cc)	$29,448	10.7%	$159,553	5.7%

Operating income:
As reported	$1,533	31.7%	$6,841	9.6%
Currency exchange rate fluctuations	(52)	N/A	(52)	N/A
Operating income (cc)	$1,481	27.2%	$6,789	8.8%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months ended April 30, 2024.

	Three Months Ended April 30,
	Walmart U.S.		Consolidated
(Dollars in millions)	2024	2023	2024	2023
Operating income:
Operating income, as reported	$5,332	$4,984	$6,841	$6,240
Business reorganization charges[1]	130	—	255	—
Adjusted operating income	$5,462	$4,984	$7,096	$6,240
Percent change[2]	9.6%	NP	13.7%	NP
Currency exchange rate fluctuations	N/A	N/A	(52)	—
Adjusted operating income, constant currency	N/A	N/A	$7,044	$6,240
Percent change[2]	N/A	N/A	12.9%	NP

1 Business reorganization charges primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
2Change versus prior year comparable period.
NP - Not provided

Free cash flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $4.2 billion for the three months ended April 30, 2024, which represents a decrease of $0.4 billion when compared to the same period in the prior year. The decrease was primarily due to changes in working capital assets and liabilities, including timing impacts, partially offset by an increase in cash provided by operating income. Free cash flow for the three months ended April 30, 2024 was negative $0.4 billion, which represents a decrease of $0.6 billion when compared to the same period in the prior year. The decrease in free cash flow was due to the decrease in net cash provided by operating activities described above and an increase of $0.2 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash provided by (used in) financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2024	2023
Net cash provided by operating activities	$4,249	$4,633
Payments for property and equipment (capital expenditures)	(4,676)	(4,429)
Free cash flow	$(427)	$204

Net cash used in investing activities[1]	$(4,409)	$(4,860)
Net cash provided by (used in) financing activities	(321)	1,940
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated Adjusted EPS for the three months ended April 30, 2024 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments; and
2.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended April 30, 2024[1]
Diluted earnings per share:
Reported EPS				$0.63

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.08)	$0.03	$—	$(0.05)
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$(0.03)

Adjusted EPS				$0.60
1Individual components in the accompanying table may include immaterial rounding.
2The reported effective tax rate was 24.6% for the three months ended April 30, 2024. Adjusted for the above items, the effective tax rate was 24.3% for the three months ended April 30, 2024.

As previously disclosed in our first quarter ended April 30, 2023 press release, we have calculated Adjusted EPS for the three months ended April 30, 2023 by adjusting EPS for the following:

	Three Months Ended April 30, 2023[1]
Diluted earnings per share:
Reported EPS				$0.21

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.38	$(0.10)	$—	$0.28

Adjusted EPS				$0.49
1Individual components in the accompanying table may include immaterial rounding, including per-share amounts retroactively adjusted to reflect the February 23, 2024 stock split.
2The reported effective tax rate was 29.5% for the three months ended April 30, 2023. Adjusted for the above item, the effective tax rate was 26.5% for the three months ended April 30, 2023.

Return on investment
We include return on assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as return on investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI.
ROA was 7.9 percent and 4.5 percent for the trailing twelve months ended April 30, 2024 and 2023, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing twelve month period, as a result of higher operating income and changes in the fair value of our equity and other investments. ROI was 15.0 percent and 12.7 percent for the trailing 12 months ended April 30, 2024 and 2023, respectively. The increase in ROI was the result of an increase in operating income, primarily due to lapping opioid legal charges as well as business reorganization and restructuring charges incurred in the comparative trailing twelve months, as well as improvements in business performance, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.
We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA is as follows:

CALCULATION OF RETURN ON ASSETS
		Trailing Twelve Months
		Ended	April 30,
(Dollars in millions)		2024	2023
Numerator
Consolidated net income		$19,681	$11,085
Denominator
Average total assets[1]		249,554	245,598
Return on assets (ROA)		7.9%	4.5%

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,613	$21,350
+ Interest income		553	323
+ Depreciation and amortization		12,136	11,110
+ Rent		2,291	2,301
ROI operating income		$42,593	$35,084

Denominator
Average total assets[1]		$249,554	$245,598
'+ Average accumulated depreciation and amortization[1]		115,841	108,730
'- Average accounts payable[1]		55,170	53,597
'- Average accrued liabilities[1]		25,810	24,294
Average invested capital		$284,415	$276,437
Return on investment (ROI)		15.0%	12.7%

	April 30,
Certain Balance Sheet Data	2024	2023	2022
Total assets	$254,054	$245,053	$246,142
Accumulated depreciation and amortization	118,518	113,164	104,295
Accounts payable	56,071	54,268	52,926
Accrued liabilities	24,092	27,527	21,061
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.